Exhibit 99.2

Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: 650.421.8100
www.codexis.com

Codexis Appoints David O’Toole as Chief Financial Officer

Redwood City, CA – September 4, 2012 – Codexis, Inc. (NASDAQ: CDXS), a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals, today announced the appointment of David O’Toole as Senior Vice President and Chief Financial Officer, effective September 4, 2012.

David O’Toole served most recently as Vice President and Chief Financial Officer at Response Genetics, Inc. (NASDAQ: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer and analytical testing services of clinical trial specimens for the pharmaceutical industry. In this role, David managed the finance and accounting department and was responsible for investor relations and information technologies. During David’s time at Response Genetics, he implemented policies and procedures across all company functions that resulted in significant cost savings and operational efficiencies for the business. David also successfully completed a number of equity financings.

From 2008 to 2009, David was Executive Vice President and Chief Financial Officer of Abraxis Bioscience, Inc., a publicly traded global biotechnology company with a market capitalization of approximately $3 billion. As CFO, David managed a department of 40 people and successfully implemented the company’s first Sarbanes Oxley 404 compliance cycle, a robust financial planning and analysis program and a new ERP system. David also helped establish operations and successfully launch commercial activities in Europe and China.

Prior to Abraxis, David spent sixteen years with the accounting firm of Deloitte & Touche LLP, including twelve years as a partner, where he provided international business, operational and tax advice to medium and large multinational companies His time with Deloitte also included two years in Paris, France. David’s practice focused on life science and biotechnology companies during his last eight years at Deloitte. He led a large team of cross functional partners and managers providing consulting services to life science companies. These services included Sarbanes Oxley compliance, revenue cycle management, supply chain management, real estate services, ERP implementation and finance, accounting and tax services.

“David brings to Codexis a wealth of financial experience in the life sciences sector. His experience organizing and managing finance, accounting and investor relations departments and developing and executing corporate strategy will be important as we continue to refine our strategy for controlling our balance sheet and generating differentiated commercial products in the biofuels, bio-based chemicals and pharmaceuticals markets,” said John Nicols, President and CEO of Codexis. “He is the right CFO at the right time for this company.”

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“I am excited to join the great team at Codexis, and to help strengthen the company’s pharmaceutical business and continue its transformation into a world-scale commercial entity in biofuels and bio-based chemicals,” said David O’Toole. “Codexis has tremendous assets and I look forward to helping the company realize its full potential.”

Biographical Information for David O’Toole

David O’Toole has over 25 years of experience in the accounting and finance sectors, and for the past twelve years has focused on the life science and biotech industry. From May 2010 to August 2012, David was Vice President and Chief Financial Officer at Response Genetics, Inc. (NASDAQ: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer and analytical testing services of clinical trial specimens for the pharmaceutical industry. From 2008 to 2009, David was Executive Vice President and Chief Financial Officer of Abraxis Bioscience, Inc., a global, publicly traded biotechnology company that was later acquired by Celgene Corporation (NASDAQ: CELG). From 1992 to 2008, David worked at Deloitte & Touche LLP where he served for twelve years as a partner, providing international business, operational and tax advice to medium and large multinational companies, including many in the life science and biotech sector. From 1984 to 1992, he worked at Arthur Anderson & Co. as an international tax manager, spending two of those years in Tokyo, Japan. David received his Bachelor of Science, Accounting from the University of Arizona and is a certified public accountant.

About Codexis, Inc.

Codexis, Inc. is a developer of cost-advantaged processes for the production of biofuels, bio-based chemicals and pharmaceuticals. Codexis’ product lines include CodeXyme™ cellulase enzymes and CodeXol™ detergent alcohol. Partners and customers include global leaders such as Merck, Pfizer and Teva. For more information, see www.codexis.com.

Codexis Forward-Looking Statements

This press release contains forward-looking statements relating to Codexis’ efforts to control its balance sheet and to generate differentiated commercial products in the biofuels, bio-based chemicals and pharmaceuticals markets, to strengthen Codexis’ pharmaceutical business, and to transform itself into a world-scale commercial entity in biofuels and bio-based chemicals. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Codexis’ control and that could materially affect actual results. Factors that could materially affect actual results include Codexis’ need for substantial additional capital in the future in order to execute on its strategy; Codexis’ dependence on its collaborators; the market’s reception to Codexis’ and its customers’ pharmaceutical products; the need for regulatory approval of Codexis’ customers’ manufacturing processes and products; Codexis’ ability to develop and commercialize new products for the pharmaceutical market; Codexis’ ability to maintain license rights to a commercial scale expression system for enzymes that convert cellulosic biomass to sugars; the availability, cost or location of renewable feedstocks used by Codexis’ potential customers; fluctuations in the price of and demand for certain commodities using Codexis’ technology; Codexis’ limited experience in developing, manufacturing, marketing, selling and distributing commercial cellulase enzymes; various challenges to the feasibility of the production and commercialization of biofuels and bio-based chemicals derived from cellulose; the impact of Codexis’ workforce reduction and restructuring efforts on the operation of the Company’s

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business; the possibility that Codexis may need to undertake additional restructuring efforts as a result of the loss of ongoing funding from Shell; and Codexis’ need to retain key employees. Additional factors that could materially affect actual results can be found in Codexis’ Quarterly Report on Form 10-Q for the period ended June 30, 2012 filed with the Securities and Exchange Commission on August 9, 2012, including under the caption “Risk Factors.” Codexis expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

Investors: Paul Cox, ir@codexis.com, 212-362-1200

Media: Patrick Hillmann, media@codexis.com, 312-854-7520

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